EXHIBIT 10.1
CLEVELAND-CLIFFS INC.
Restricted Shares Agreement for Nonemployee Directors

Participant:

Date of Grant:
Cleveland-Cliffs Inc. (the “Company”) pursuant to the Cleveland-Cliffs Inc. 2021 Nonemployee Directors’ Compensation Plan (the “Plan”) has this day granted to you, the above-named Participant, a total of XXXX Shares subject to the following terms, conditions, limitations and restrictions (the “Restricted Shares”). Capitalized terms used, but not otherwise defined, in this agreement (this “Agreement”) will have the meanings given to such terms in the Plan.
1.    Rights of the Participant. The Restricted Shares subject to this grant shall be fully paid and non-assessable and shall be represented by book entry shares registered in your name and deposited in a restricted stock account at Broadridge Corporate Issuer Solutions, Inc. (or another transfer agent selected by the Company) with the restrictions hereinafter set forth. You shall have all the rights of a shareholder with respect to such shares, including the right to vote the shares and receive all dividends paid thereon, provided that such shares, and any additional shares that you may become entitled to receive by virtue of a share dividend, a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the Company, shall be subject to the restrictions applicable to the Restricted Shares as hereinafter set forth. For the avoidance of doubt, any such dividends or other distributions on Restricted Shares will be deferred until, and paid contingent upon, the vesting of such Restricted Shares.
2.    Restrictions on Transfer of Shares. Except as otherwise provided in the Plan, the Restricted Shares subject to this grant may not be assigned, exchanged, pledged, sold, transferred or otherwise disposed of by you, except to the Company, and shall be subject to forfeiture as herein provided until the earliest to occur of one of the following events (each, a “Vesting Event”): (a) earlier of the first anniversary of the Date of Grant and the next annual meeting of the Company's shareholders that is at least 50 weeks after the immediately preceding year's annual meeting of the Company's shareholders, (b) a Change in Control and (c) your death or Permanent Disability (as defined below). Any purported transfer in violation of the provisions of this paragraph shall be null and void, and the purported transferee shall obtain no rights with respect to such shares. For purposes of this Agreement, “Permanent Disability” means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and that results in your being unable to engage in any substantial gainful activity.
3.    Forfeiture of Award. All of the Restricted Shares subject to this grant that are then forfeitable shall be forfeited by you if your service as a Director is terminated before the occurrence of a Vesting Event; provided, however, that if your service as a Director is terminated before a Vesting Event as a result of your removal as a Director without cause or your failure to be re-elected as a Director at the applicable annual meeting of the Company's shareholders, a portion of the Restricted Shares that then remain forfeitable shall become freely transferable and non-forfeitable. Such portion shall be in an amount equal to the product of (a) the total number of Restricted Shares that then remain forfeitable, multiplied by (b) a fraction, the numerator of which is the number of full months from the Date of Grant to the date of termination, and the denominator of which is 12. The balance of the Restricted Shares shall be forfeited to the Company.
4.    Retention of Shares. During the period in which the restrictions on transfer and risk of forfeiture provided in Sections 2 and 3 above are in effect, the Restricted Shares shall be held by the Company’s transfer agent in book entry form.

5.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
6.    Processing of Information. Information about you and your participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. You understand that such processing of this information may need to be carried out by the Company and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above.
7.    Amendments. This Agreement can be amended at any time by the Committee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Except for amendments necessary to bring this Agreement into compliance with current law, including Section 409A of the Code, no amendment to this Agreement shall materially and adversely affect your rights without your written consent.
8.    Adjustments. The Restricted Shares evidenced by this Agreement are subject to adjustment as provided in Section 12 of the Plan.
9.    Governing Law. This Agreement is governed by and construed in accordance with the internal substantive laws of the State of Ohio.
10.     Relation to the Plan. The Restricted Shares are subject to all of the terms and conditions of the Plan.

Dated this XX day of XXXX, 20XX
CLEVELAND-CLIFFS INC.

By:
Name:
Title:

Accepted and agreed to:

Dated:
2